Exhibit 99.1
2008 Q1 Results HSBC Finance Corporation IFRS Management Basis

This presentation, including the accompanying slides and subsequent discussion, contains certain forward-looking information with respect to the financial condition, results of operations and business of HSBC Holdings plc and HSBC Finance Corporation. This information represents expectations or beliefs concerning future events and is subject to unknown risks and uncertainties. This information speaks only as of the date on which it is provided. Additional detailed information concerning important factors that could cause actual results to differ materially is available in the HSBC Holdings plc Annual Report, and the HSBC Finance Corporation Annual Report on Form 10-K, each for the year ended 31 December 2007. Please further be advised that Regulation FD prohibits HSBC representatives from answering certain, specific questions during the Q&A session. You may get copies of the HSBC Finance Corporation document referred to above free by visiting EDGAR on the SEC Web site at www.sec.gov. These materials do not constitute an offer to sell, or the solicitation of an offer to buy, any security of HSBC Finance Corporation or any other issuer. HSBC Holdings plc reports financial results in accordance with International Financial Reporting Standards ('IFRSs') as endorsed by the EU. EU endorsed IFRSs may differ temporarily from IFRSs, as published by the IASB, if a new or amended IFRS has not been endorsed by the EU by the period end. There were no unendorsed standards affecting this document. As at 31 March 2008, there is no difference between IFRSs as endorsed by the EU and IFRSs as issued by the IASB in terms of their application to HSBC. IFRSs comprise accounting standards issued by the International Accounting Standards Board and its predecessor body and interpretations issued by the International Financial Reporting Interpretations Committee and its predecessor body. All amounts, unless otherwise stated, represents IFRS Management Basis of accounting. IFRS Management Basis assumes that the mortgages and private label customer loans transferred to HSBC's US banking subsidiary, HSBC Bank USA, N.A. ('HSBC Bank USA'), have not been sold and remain on our balance sheet. Such customer loans continue to be managed and serviced by HSBC Finance Corporation without regard to ownership. IFRS Management Basis also assumes that all purchase accounting fair value adjustments relating to the acquisition of HSBC Finance Corporation by HSBC Holdings plc have been "pushed down" to HSBC Finance Corporation. Disclosure statement

Key developments Delinquency dollars and ratios continued to increase as the rate of home price depreciation in certain markets increased markedly during the first quarter of 2008, unemployment rates continued to rise in those same areas and gasoline and home heating cost increases had an impact on the ability of some borrowers to make payments on their loans Loan impairment charges increased $1.4 billion in the first quarter of 2008 compared to the first quarter of 2007 primarily in the real estate secured ($0.8 billion), credit card and private label ($0.4 billion), motor vehicle finance ($0.1 billion), and personal non-credit card ($0.1 billion) portfolios Compared to Q4 2007, loan impairment charges decreased $1.3 billion. Although delinquency and amounts written off increased in Q1 2008, the rate of delinquency increase was lower than experienced in Q4 2007, in part due to seasonality Continued focus on risks and strategies of our businesses and product offerings to enhance value to our customers and reduce risk for our stakeholders Reduced the size of our Motor Vehicle Finance business and discontinued dealer relationships in several states, primarily in the Northeast Continued to tighten underwriting standards in all businesses Canadian operations sold a small mortgage brokerage firm Focus on cost containment measures and improving our cost efficiency ratio Continued outreach and assistance to our mortgage customers Modified approximately 1,500 loans ahead of ARM resets with an aggregate balance of $270 million in the first quarter of 2008 Modified approximately 11,900 loans ahead of ARM resets with an aggregate balance of $1.9 billion since October 2006. Approximately 73 percent of loans granted a modification under this program are less than 60-days delinquent and 9 percent of these loans modified have paid in full In the first quarter of 2008, we implemented additional longer term modification programs providing assistance generally for either two or five years to help keep more customers in their homes Actions taken highlight HSBC's commitment to our stakeholders and businesses Capital infusion of $1.6 billion from HSBC Holdings plc in the first quarter of 2008 Appointment of Brendan McDonagh as CEO of HSBC North America Holdings Inc. and Niall Booker as CEO of HSBC Finance Corporation. Continued focus on positioning businesses for the future

HSBC Finance Corporation – financial results

				% Better/(Worse)	
US$ m	Q1 2007	Q4 2007	Q1 2008	vs. Q1 2007	vs. Q4 2007
Net operating income before loan impairment charges	4,313	4,639	5,161	19.7%	11.3%
Loan impairment and other related charges	(1,888)	(4,629)	(3,296)	(74.6%)	28.8%
Net operating income	2,425	10	1,865	(23.1%)	n/a
Total operating expenses, excluding goodwill impairment	(1,525)	(1,520)	(1,316)	13.7%	13.4%
Goodwill impairment	-	(4,616)	-	n/a	n/a
Profit (Loss) before tax (1)	900	(6,126)	549	(39.0%)	n/a
Cost efficiency ratio (2)	35.4%	32.8%	25.5%	990 bps	730 bps
Cost efficiency ratio – normalized (3)	37.1%	39.8%	33.2%	390 bps	660 bps
Customer loans and advances (as at period end)	180,061	177,732	170,857	(5.1%)	(3.9%)

Fair value option (FVO) income included above	204	816	1,196	486.3%	46.6%
Profit (Loss) before tax excluding FVO	696	(6,942)	(647)	(193.0%)	90.7%

Note: The figures above are presented on an IFRS Management Basis. See Note 11 'Business Segments' of Form 10-Q for the period ended 31 March 2008 for a reconciliation of IFRS to US GAAP.
(1) Q4 2007 loss before tax excluding goodwill impairment impact of $4,616 million ($3,730 million relating to Consumer Lending business, $476 million related to Motor Vehicle Finance business and $410 million relating to the UK business) is $(1,510) million.
(2) Cost efficiency ratio excluding the impact of the goodwill impairment charge of $4,616 million in Q4 2007.
(3) Cost efficiency ratio excluding the impact of the goodwill impairment charge of $4,616 million in Q4 2007, also normalized to exclude the impact of fair value option income of $204 million, $816 million and $1,196 million for Q1 2007, Q4 2007 and Q1 2008 respectively.

HSBC
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Q1 2008 profit before tax of $549 million was $351 million below prior year primarily due to higher loan impairment charges of $1.4 billion, partially offset by both fair value option income on market valuations of debt and lower operating expenses Excluding the goodwill impairment charge taken in Q4 2007, profit before tax was $2.1 billion higher in Q1 2008 compared to Q4 2007 largely due to lower loan impairment charges ($1.3 billion), lower operating expenses ($0.2 billion) and higher FVO income ($0.4 billion) Higher net operating income before loan impairment charges compared to the prior year quarter was primarily driven by higher income from fair value option of debt as Q1 2008 was impacted by additional widening of credit spreads ($992 million) and higher revenues from the Card and Retail Services business ($170 million), partly offset by lower revenues in the Consumer and Mortgage Lending business Mortgage Services and Consumer Lending businesses Card and Retail Services revenues increased due to higher net interest income from higher average loan balances and lower interest expense. This benefit was partially offset by lower yields and lower other income following changes in billing practices implemented in the fourth quarter of 2007. Mortgage Services and Consumer Lending revenues decreased as a result of higher delinquencies and lower yields and increased losses on REO portfolio, partially offset by lower interest expense. Mortgage Services results were also impacted by lower average loan balances. Q1 2008 loan impairment charges increased $1.4 billion (or 75%) from the prior year quarter largely driven by impairment increases in our real estate secured ($0.8 billion), credit card and private label ($0.4 billion), motor vehicle finance ($0.1 billion), and personal non-credit card ($0.1 billion) portfolios Delinquency increased within the Consumer Lending business as the US residential market further deteriorated and credit conditions continued to tighten for a broad segment of customers, removing refinancing alternatives Mortgage Services continued to experience higher loan impairment charges and delinquencies as portions of this portfolio purchased in 2005 and 2006 continued to season. In addition, this portfolio has also been impacted by worsening industry trends and slower receivable run-off, particularly in the second lien portfolio Card and Retail Services business experienced higher loan impairment charges ($0.4 billion) from higher average loan balances, product mix changes, portfolio seasoning, an increase in bankruptcy filings and the effect of a weakening U.S. economy Q1 2008 loan impairment charges decreased $1.3 billion from the prior quarter. Although delinquency and amounts written off increased in Q1 2008, the rate of delinquency increase was lower than experienced in Q4 2007, in part due to seasonality Q1 2008 loan impairment charges decreased $1.3 billion (or 29%) from the prior quarter. The higher loan impairment charges in the fourth quarter of 2007 reflects the significant increase in delinquency in the real estate secured, personal non-credit card and credit card portfolios, as well as a significant increase in estimated loss severities associated with our real estate secured loans. Q1 2008 operating expenses decreased $209 million (or 14%) from the prior year quarter Staff costs decreased as a result of strategic actions in 2007 to discontinue new correspondent channel acquisitions, cease Decision One operations and right-size the branch network Marketing expenses decreased primarily due to efforts to slow loan growth in our credit card portfolio HSBC Finance Corporation - YTD financial results

Increase in total 2+ delinquency (50 basis points over Q4 2007) reflects the continuing weakening of the housing and mortgage industry and rising unemployment rates in certain markets as well as the impact of continued weakening in the U.S. economy, partially offset by seasonal improvements in collection activities during the first quarter of the year First and second lien real estate secured 2+ delinquency were also negatively impacted by decreased principal balances from the continued liquidation of our Mortgage Services portfolio and the changes in product offerings in our Consumer Lending business 2+ delinquency in our credit card and private label portfolios increased as seasonal improvements in collections were offset by continued deterioration in the marketplace and broader economic conditions, portfolio seasoning, a higher mix of non-prime credit card loans, lower loan balances following actions implemented in the fourth quarter of 2007 to slow loan and account growth and normal seasonal run-off The decrease in the 2+ delinquency ratio in our Motor Vehicle Finance portfolio reflects the seasonal improvements in collection activities partially offset by marketplace and broader economic conditions Personal non-credit card 2+ delinquency increased due to a continuing deterioration across all vintages which was more pronounced in certain geographic regions in our domestic portfolio and lower loan balances due to changes in product offerings and risk appetite, partially offset by seasonal improvements in collection activities Note: See 'Credit Quality' in the MD&A of Form 10-Q for the period ended 31 March 2008 for delinquency information reported on a US GAAP basis. HSBC Finance Corporation 2+ delinquency ratio

Increases in real estate secured 2+ delinquency ratios resulted from continued weakening in the housing and mortgage industry, rising unemployment rates in certain markets and continued weakening in the U.S. economy, offset in part due to seasonality 2005 and 2006 vintages in Mortgage Services continue to season and progress as expected into later stages of delinquency as run-off slows as customers have fewer refinancing options. As the portfolio continues to decline, the delinquency ratio will continue to increase. Branch real estate delinquencies increased as the credit performance in our Consumer Lending business continued to deteriorate and migrate into later stages of delinquency, largely a result of marketplace conditions including continued weakening in the U.S. economy Q4 06 Q1 07 Q2 07 Q3 07 Q4 07 Q1 08 2+ MS First Lien 1.7 1.7 1.9 2.4 3 3.2 2+ MS Second Lien 0.6 0.6 0.7 0.8 1.1 1 2+ Branch First Lien 0.8 0.8 0.9 1.3 1.7 2 2+ Branch Second Lien 0.4 0.4 0.4 0.5 0.6 0.7 2.3 1.2 2.3 1.2 2.6 1.3 3.2 1.8 4.1 2.3 4.2 2.7 2+ delinquencies (US$ billions) 2+ delinquencies (%) HSBC Finance Corporation Real estate secured 2+ delinquency

Q1 2008 Q4 2007 Q3 2007 Q2 2007 Q1 2007 Q4 2006 Mortgage Services 33.9 36.2 38.9 41.5 46.7 49.6 Branch Real Estate Secured 54 54.6 54.3 52.9 51.5 49.7 Credit Cards 29.7 31.3 30.2 29.6 28.1 28.3 Private Label Cards 20.2 21.6 20.3 19.8 19.5 20.6 Motor Vehicle Finance 13.1 13.3 13.2 13 12.9 12.8 Other 20 20.7 21.4 21.4 21.4 21.6 170.9 177.7 178.3 178.2 180.1 182.6 US$ bn Decreases in customer loans and advances compared to Q4 2007 reflect changes in product offering, risk appetite and business strategies, including reductions in branch offices and tightening in underwriting standards Decrease in credit card loans and advances compared to Q4 2007 was due to strategic initiatives to slow receivable growth and normal seasonal run-off HSBC Finance Corporation Customer loans and advances

December 2007 March 2008 2008 1.4 2007 13.1 12.8 2006 13.6 13.1 2005 9.8 9.4 2004 and prior 13.7 13.2 50.2 49.9 Vintages (US$ bn) Note: Certain reclassifications have been made to prior year amounts to conform to the current year presentation. Consumer Lending Real Estate Loans by vintage and type $40.7 bn 2004 & prior 2005 2006 2007 2008 1 fx 0.29 0.19 0.24 0.25 0.03 1 arm 0.19 0.21 0.48 0.12 2 fx 0.12 0.18 0.32 0.35 0.03 2 arm 0.86 0.07 0.07 $40.7 bn $2.7 bn $6.5 bn $0.3 bn December 2007 March 2008 First Lien Fixed First Lien ARM Second Lien Fixed Second Lien ARM $0.3 bn $2.5 bn $6.4 bn 2004 and prior 2005 2006 2007 2008 26% 12% 35% 25% 48% 33% 7% 19% 21% 19% 8% 30% 13% 19% 85% 0% 20% 40% 60% 80% 100%

December 2007 March 2008 2007 1.5 1.5 2006 12.2 11.5 2005 12.9 11.8 2004 5.9 5.6 Pre-2004 3.7 3.5 36.2 33.9 Pre 2004 2004 2005 2006 2007 1 fx 0.15 0.27 0.2 0.29 0.09 1 arm 0.07 0.1 0.46 0.37 2 fx 0.05 0.04 0.54 0.36 0.01 2 arm 0.08 0.05 0.36 0.51 December 2007 $1.8 bn $4.9 bn $14.3 bn $15.2 bn March 2008 First Lien Fixed First Lien ARM Second Lien Fixed Second Lien ARM $1.6 bn $13.0 bn $14.8 bn $4.5 bn Pre-2004 2004 2005 2006 2007 Mortgage Services Real Estate Loans by vintage and type Vintages (US$ bn)

US$ bn 2007 2008 H2 2007 2008 2008 2009 2008 2009 Total 10.7 5.1 5.8 4.1 3.7 4.1 2 3.9 Mortgage Services 9.9 3.8 5.3 3 2.7 3.8 1.2 3.6 Branch RE 0.8 1.3 0.5 1.1 1 0.3 0.8 0.3 H2 2006 H1 2007 H2 2007 Q1 2008 Note: The reset volumes above do not reflect loans that were previously modified, that will reset in the specified period. Unless customers who have benefited from a loan modification are able to obtain other financings, those loans will also be subject to an interest rate reset at the end of the modification period. HSBC Finance Corporation Adjustable rate mortgages - ARM resets

Focused on strategies for our businesses and product offerings to ensure we continue to provide our customers with the most value-added products and achieve a balance sheet size consistent with our desired risk profile and the current funding environment Intensified risk management and continued tightening of underwriting standards Focused on managing collection resources and evolving collection strategies including wider range of modification programs to the benefit our customer and stakeholders Continued liquidation of Mortgage Services portfolio Continued cost reduction across the organization, right-sizing in markets experiencing fundamental change Delivering high brand values and strong customer value proposition in our products and service Continued review of all businesses not meeting optimal returns over the economic cycle Continued progress of the US Card business role in developing the global cards business In May 2008, as part of our continuing evaluation of strategic alternatives with respect to our United Kingdom operations, we agreed to sell all of the common stock of Household International Europe, the holding company for our United Kingdom business, to an HSBC affiliate. The sale is expected to close in the second quarter of 2008 and would be subject to obtaining final regulatory approval. HSBC Finance Corporation Ongoing areas of focus